Exhibit 10.8

FIFTH AMENDMENT TO SUPPLY AGREEMENT

This FIFTH Amendment to the Supply Agreement (“Amendment”) is entered into as of July 1, 2017 (“Amendment Effective Date”) by and between Uroplasty, Inc., now known as Cogentix Medical Inc. (“Purchaser”), and Covidien Sales LLC (assignee in interest of Covidien LP, formerly known as Tyco Healthcare Group LP) (“Supplier”). Capitalized terms used herein without definition have the same meaning as ascribed to them in the Agreement.

WHEREAS, Supplier and Purchaser are parties to a certain Supply Agreement dated December 6th, 2007, as amended (the “Agreement”); and

WHEREAS, the parties wish to extend the Term and otherwise amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties agree as follows:

1.	Section 1.1 of the Agreement is deleted in its entirety and replaced with the following:

“‘Contract Year’ shall mean, with respect to the first Contract Year, that time period that begins with the Effective Date of the Agreement and concludes on March 31, 2009; thereafter, Contract Year shall mean the twelve (12) month period that begins on the day following the end of the preceding Contract Year.”

2.	Section 2 of the Agreement is deleted and replaced with the following:

“This Agreement will commence on the Effective Date and continue for a period of two (2) years until June 30, 2019 (“Term”) unless earlier terminated in accordance with Section 8.”

3.	Section 4.3 of the Agreement is deleted in its entirety and replaced with the following:

“The Products sold to Purchaser shall be shipped at Supplier’s cost (for standard delivery) to Purchaser’s Minnetonka, MN facility via a carrier of Supplier’s choice.”

4.	The following new sub-sections are added to Section 10 of the Agreement

10.11
Quality Agreement. Key roles and responsibilities of Purchaser and Supplier, to ensure Products meet Purchaser specification/requirement and comply with all governing regulations and standards, are mutually agreed upon in a Quality Agreement entered into by the parties.

10.12
Cost Savings. The monetary benefits of cost savings initiatives/changes to an existing design, system or work practice recommended by Purchaser shall be credited 100% to the Purchaser. Costs to implement such initiatives must be pre-approved by Purchaser, and will be paid by Purchaser.

The monetary benefits of cost savings initiatives/changes to an existing design, system or work practice recommended by Supplier shall be equally shared (50/50) by Supplier and Purchaser. Costs to implement such initiatives/changes must be pre-approved by Purchaser, and will be paid by Purchaser.

10.13
Environmental. Purchaser requires Supplier to provide products that are in compliance with national and international environmental regulations regarding Conflict Minerals (e.g. the Dodd-Frank Act's Conflict Minerals Rule) and Hazardous Substances (e.g. RoHS, WEEE, etc.).  Documentation  (or change to Declarations) of compliance, as maintained by Supplier in the ordinary course of business, shall be provided upon request, and any changes to Supplier policies or products which may materially affect compliance to these environmental regulations shall be provided upon request.

5.	Exhibit A, Products and Pricing, is deleted in its entirety and replaced with the Exhibit A attached hereto.

6.
Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect. If there is a conflict between the Agreement and this Amendment, this Amendment will supersede and control.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their authorized representatives as of the Amendment Effective Date.

COGENTIX MEDICAL INC.	COVIDIEN SALES LLC

By: /s/ Marc M. Herregraven	By: /s/ Tony Mulone
Name: Marc M. Herregraven	Name: Tony Mulone
Title: VP of Manufacturing	Title: Vice President and General Manager, CPS

EXHIBIT A
Products & Pricing

Product Code Cogentix p/n	Description	Annual Volume	Price
UPC250-12	MK78100 Stimulation Lead Set	**	$**

		**	$**

		**	$**

		**	$**

		**	$**

Pricing to be established at the beginning of each Contract Year with a true-up at the end of each Contract Year as further set forth in Section 4.5 of the Agreement.

Lead Time for shipments from date of Supplier’s receipt of Purchase Order: 8 weeks

Forecasts to be placed by Purchaser subject to Section 3.4 of the Agreement.

To help mitigate against potential back-order situations, Supplier will carry two (2) months’ worth of leadwire component inventory (SKU W00101) based upon Purchaser’s forecast.

**	Indicates that confidential information has been omitted and filed separately with the Securities and Exchange Commission.